Exhibit 99.1

Behringer Harvard Announces Sale of
Office Property in Los Angeles Area

DALLAS, August 4, 2008 — Behringer Harvard announced today the sale of 2383 Utah Avenue, an approximately 150,000-square-foot office/R&D building located directly south of Los Angeles International Airport. This disposition takes advantage of an opportunity to full-cycle this asset, acquired in May 2005 as one of the 36 properties purchased during the first acquisition phase of the company’s flagship investment program, Behringer Harvard REIT I, Inc.

2383 Utah Avenue is a one-story office building situated on a 9.6-acre site on the northwest corner of Aviation Boulevard and Utah Avenue in El Segundo. The property is leased to two creditworthy tenants: Northrop Grumman, a global defense company; and Unisys, a multinational information technology company.

According to Thomas F. August, chief operating officer of Behringer Harvard REIT I, Inc., this well-located property with creditworthy tenants was purchased with the intention of a longer-term holding period. However, plans for the property changed recently when an attractive and unexpected purchase offer was received.

“We identified 2383 Utah Avenue as an institutional-quality asset with the potential to provide attractive income as well as capital appreciation for our investors. We believe that selling at this time will benefit the REIT’s portfolio and provide us the opportunity to reposition this capital for further growth,” explained August. “This sale demonstrates the effectiveness of our strategy in building the portfolio for Behringer Harvard REIT I, Inc. We will continue to focus on our goal of generating value for the REIT’s shareholders.”

With the disposition of 2383 Utah Avenue, Behringer Harvard REIT I, Inc. owns interests in 73 properties representing approximately 25 million square feet of rentable space in 23 states and the District of Columbia.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-

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looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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